Ex. 99.1

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Media Contacts:
Friedman, Billings, Ramsey
Bob Leahy 703-312-9745 or bleahy@fbr.com
Bill Dixon 703-469-1092 or bdixon@fbr.com

American Financial Realty Trust
Sonya Huffman 215-887-2280 or shuffman@afrg.com


          Friedman, Billings, Ramsey Announces Pricing of $400 Million
        144A Institutional Placement for American Financial Realty Trust
                    40,263,441 Million Common Shares Offered

ARLINGTON, Va., September 5, 2002 - Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) today announced that its subsidiary, Friedman, Billings, Ramsey & Co., Inc., priced a $400 million 144A institutional offering of common shares of American Financial Realty Trust (American Financial), a newly organized Maryland real estate investment trust (REIT) headquartered in Jenkintown, Pa., a suburb of Philadelphia. American Financial, which will include the acquired assets and mentities, will be led by newly appointed chairman Lewis S. Ranieri, and chief executive officer Nicholas S. Schorsch.

The placement, expected to settle September 10, 2002, consists of an offering of 40,263,441 million common shares. Qualified investors' shares will trade in the PortalSM System.

FBR is the sole placement agent for this transaction. This is FBR's 19th and largest lead-managed equity transaction in 2002. To date, these transactions have raised a total of $1.71 billion.

"FBR's  successful   execution  of  this  transaction  will  permit  significant expansion of American Financial's investment portfolio," said Lewis Ranieri. "I am pleased to be personally involved in American Financial's management."

"This offering is yet another in a series of creative capital raising transactions that FBR has executed under challenging market conditions," said Eric F. Billings, Vice Chairman and Co-Chief Executive Officer of FBR. "We are pleased to assist American Financial's management in funding procurement of an initial portfolio that includes 87 bank branch properties and six office buildings as well as property management, real estate brokerage, leasing and project management services. Our understanding of and access to the institutional capital markets, coupled with our financial institutions and REIT expertise, were critical factors in making this deal possible."

Through the first eight months of 2002, FBR ranked first in number of lead-managed equity underwritings (IPOs and secondaries only), and second in dollar volume, for financial services transactions (includes mortgage REITs) according to CommScan EquiDesk.

"We are pleased to be associated with FBR and look forward to the leadership of Lewis Ranieri. This $400 million of investment capital is the culmination of four years of intense and challenging work by American Financial's outstanding management team" said Nicholas Schorsch.

American Financial Realty Trust is a newly organized, self administered and self managed Maryland real estate investment trust formed to acquire corporate owned real estate assets, primarily single-tenant bank branches and multi-tenant office buildings, from financial institutions. The company will own and manage these assets under long-term triple net leases, primarily with banks.

Friedman, Billings, Ramsey Group, Inc., headquartered in Arlington, Va., is a financial holding company for businesses that provide investment banking, institutional brokerage, specialized asset management, and private client services. FBR focuses capital and financial expertise on six industry sectors: financial services, real estate, technology, energy, healthcare, and diversified industries. FBR also has offices in Atlanta, Bethesda, Boston, Charlotte, Chicago, Cleveland, Dallas, Denver, Irvine, London, New York, Portland, San Francisco, Seattle, and Vienna. Bank products and services are offered by FBR National Bank & Trust, member FDIC and an Equal Housing Lender. For more information, see http://www.fbr.com.

                                     # # #

The securities described in this press release have been offered in a private placement transaction on a confidential basis to eligible purchasers only, have not been registered with the U.S. Securities and Exchange Commission and are restricted. Resales of the securities will not be permitted except pursuant to an effective registration statement or pursuant to a valid exemption from the registration requirements of the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities.